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                                                                     Exhibit 4.1


                                CNH GLOBAL N.V.
                      OUTSIDE DIRECTORS' COMPENSATION PLAN

                  (As amended and restated as of May 8, 2003)

      This Outside Directors' Compensation Plan (the "Plan") has been established by action of the CNH Global N.V. (the "Company") Board of Directors (the "Board") at their meeting of December 4, 2002 and by action of the Shareholders at their Annual General Meeting of May 8, 2003. The Plan is effective as of the date it is approved by the Shareholders.

      1.    INTRODUCTION.

      (a) PURPOSE. The purpose of the Plan is to provide for (i) the payment of the annual retainer fee and the committee chair fee (collectively, the "Annual Fees") and meeting fees for the attendance of Board Meetings and Board Committee Meetings (collectively, the "Meeting Fees") to independent outside members of the Board ("Outside Directors"), (ii) an opportunity to elect to receive all or a portion of the Annual Fees in the form of common shares of the Company ("Common Shares"), and/or cash, and/or options to purchase Common Shares ("Stock Options"), and (iii) an annual automatic grant of Stock Options; which Annual Fees, Meeting Fees and Stock Options are reflected on Appendix A, attached hereto.

      (b) ALTERNATIVE PAYMENTS OF ANNUAL FEES. As set forth in Sections 2, 3 and 4 hereof, an Outside Director will receive his or her Annual Fees in the form of Quarterly Stock Grants, unless and to the extent to which he or she elects to receive all or a portion of his or her Annual Fees in cash or Stock Options.

      (c) MEETING FEES. Meeting Fees will be paid in cash to each Outside Director for each Board Meeting and Committee Meeting he or she will attend, either in person, by teleconference or by video conference. Such payment will be made at the earliest possible date after the end of the Plan Year in which the relevant meeting(s) was/were attended.

      2. QUARTERLY STOCK GRANTS (WITH RESPECT TO ANNUAL FEES). As of the last day of each Plan Year Quarter, as described below, (the "Quarterly Grant Date"), each Outside Director shall be granted a number of Common Shares equal in value to 25% of his or her respective Annual Fees, unless an Outside Director has elected, prior to the start of the relevant Plan Year, to receive
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instead, in all or in part, cash and/or Stock Options pursuant to Sections 3 and
4 hereof.

      (a) FAIR MARKET VALUE. The value of each Common Share shall be determined as of the Quarterly Grant Date and shall be equal to the average of the highest and lowest sales price of a Common Share on the Composite Tape for such date as reported by the National Quotations Bureau Incorporated (the "Fair Market Value"), provided that, if no sales of Common Shares are included on the Composite Tape for such date, the Fair Market Value shall be determined having regard to the immediately preceding day on which sales of Common Shares are included on said Composite Tape.

      (b) PRORATION FOR PARTIAL SERVICES. If the Outside Director is not a member of the Board or a committee chair during an entire Plan Year, the Annual Fees and the Annual Automatic Stock Option Grants as defined in Section 5 hereof shall be reduced pro rata of his or her actual service.

      (c) FRACTIONAL SHARES. For any fractional Common Share to which an Outside Director shall be entitled for any Plan Year, he or she shall receive a whole Common Share.

      (d) PLAN YEAR. The term "Plan Year" means the period beginning on the date of the Company's Annual General Meeting of shareholders and ending on the day immediately prior to the first day of the following Plan Year.

      (e) PLAN YEAR QUARTER. For any Plan Year, the first Plan Year Quarter shall begin on the first day of the Plan Year, and shall end on the 90th day of the Plan Year; the second Plan Year Quarter shall begin on the 91st day of the Plan Year, and shall end on the 180th day of the Plan Year; the third Plan Year Quarter shall begin on the 181st day of the Plan Year, and shall end on the 270th day of the Plan Year; and the fourth Plan Year Quarter shall begin on the 271st day of the Plan Year, and shall end on the last day of the Plan Year.

      3. CASH ELECTION (WITH RESPECT TO ANNUAL FEES). An Outside Director may irrevocably elect, for each Plan Year, to receive all or a portion of his or her Annual Fees in cash by filing a written "Cash Election" with the Secretary of the Company (the "Secretary"), in the form set forth in Appendix B attached hereto. Each election must be filed prior to the first day of such Plan Year, or if any Outside Director is appointed during a Plan Year, as soon as reasonable after his or her appointment.


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      4.    STOCK OPTION ELECTION (WITH RESPECT TO ANNUAL FEES). For the Annual
Fees remaining for which a Cash Election has not been made, an Outside Director may irrevocably elect for each Plan Year, to forego payment and to instead receive on the last day of each Plan Year Quarter (the "Elective Grant Date") an option to purchase that number of Common Shares equal to the quotient of (1) divided by (2) where:

            (1) is the product of the amount of the Annual Fees remaining for that Plan Year Quarter, multiplied by four; and

            (2) is the Fair Market Value of a Common Share on the applicable Elective Grant Date.

The Stock Option Election may be made for each Plan Year by filing with the Secretary the form set forth in Appendix C attached hereto prior to the first day of the relevant Plan Year, or if any Outside Director is appointed during a Plan Year, as soon as reasonable after his or her appointment.

      5. ANNUAL AUTOMATIC STOCK OPTION GRANTS. Each Outside Director shall be granted automatically on the date of the Annual General Meeting of the Company's shareholders (the "Automatic Grant Date"), an option to purchase that number of Common Shares listed in Appendix A attached hereto (the "Annual Automatic Stock Option Grant").

      6.    TERMS OF STOCK OPTION GRANTS.

      (a) STOCK OPTION AGREEMENT. Each Stock Option shall be evidenced by a written stock option agreement which shall be executed by the Outside Director and the Company and which shall contain such terms and conditions as are consistent with this Plan.

      (b) EXERCISE PRICE. The exercise price for a Common Share under a Stock Option Grant shall be 100% of the Fair Market Value of a Common Share on the Elective Grant Date and the Automatic Grant Date.

      (C)   COMMENCEMENT OF EXERCISABILITY.

            (i) Each Automatic Stock Option Grant made under the Plan shall become exercisable on the third anniversary of the Grant Date. However, with respect to Automatic Stock Option Grants that have been outstanding at least six months, if an Outside Director ceases to hold his or her


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                  position for any reason other than removal for cause by the
                  Company's Shareholders prior to the third anniversary date, such Stock Options will become exercisable upon the Outside Director leaving his or her position.

            (ii) Each Elective Stock Option Grant shall be immediately exercisable upon grant but Common Shares purchased upon exercise of an Elective Stock Option Grant may not be sold until the date which is at least six months after the date such Elective Stock Option Grant is made.

      (d) DUTCH WAGE TAX DEFERRAL. Prior to the date the Annual Automatic Stock Options become exercisable (i.e. prior to the third anniversary of the Grant Date) and simultaneously with filing with the Secretary the Stock Option Election pursuant to Section 4 hereof, an Outside Director may choose to defer the taxation date on the relevant stock options from the exercisable date to the date he or she decides to actually exercise his or her stock options, by submitting the declaration set forth in Appendix D attached hereto.

      (e)   TERM. Each Stock Option Grant shall terminate upon the earlier of
            (i) ten years after the Grant Date or (ii) six months after the date an individual ceases to be an Outside Director.

      (f) DEATH OF OUTSIDE DIRECTOR. Notwithstanding paragraph 6(c) above, any Stock Option Grants that have been awarded to an Outside Director, whose Board membership is terminated due to death, shall be immediately exercisable. In accordance with paragraphs 6(e) above, the Outside Director's designated beneficiary or estate, if no beneficiary has been designated, may exercise any Stock Options within the six-month period following the death of the Outside Director.

      (g) TOTAL DISABILITY OF OUTSIDE DIRECTOR. Notwithstanding paragraph 6(c) above, any Stock Option Grants that have been awarded to an Outside Director, whose Board membership is terminated due to Total Disability, shall be immediately exercisable. In accordance with Paragraph 6(e) above, all Stock Options shall remain exercisable within the six-month period following the Outside Director's termination for Total Disability. For purposes of this provision, "Total Disability" means the permanent inability (as determined by the Outside Director's medical doctor) of the Outside Director which is a result of accident or sickness, to perform the duties of a director of the Company.


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      (h)   CHANGE OF CONTROL. Notwithstanding paragraph 6(c) and in accordance with paragraph 6(e) above, any Stock Option Grants that have been awarded to an Outside Director shall be immediately exercisable and all Stock Options shall remain exercisable for a six-month period, if a change of control (as determined by the Board of Directors) of the Company or of the majority shareholder of the Company occurs. Notwithstanding the above, Stock Options that are awarded within six months of the date the change of control occurs shall not be subject to this provision.

      7. MANNER OF PAYMENT OF OPTION PRICE. The Option Price shall be paid in full at the time of the exercise of any Stock Option and may be paid in any of the following methods or combinations thereof:

      (a) in United States dollars, in cash, check, bank draft or money order payable to the order of the Company;

      (b)   by delivering Common Shares to the Board, such Shares:

            (i) having been acquired under the Plan and having been vested more than six months prior to the date of payment; and

            (ii) having an aggregate Fair Market Value on the date of payment equal to the Option Price; or

      (c) in any other manner that the Board shall approve, including without limitation any arrangement that the Board may establish to enable Outside Directors to simultaneously exercise Stock Options and sell the Common Shares acquired thereby and apply the proceeds to the payment of the Option Price therefor.

      8. PLAN ADMINISTRATION. The Plan shall be administered by the Nominating and Compensation Committee of the Board (the "Committee").

      9. SHARES SUBJECT TO PLAN. Subject to Section 10 hereof, the number of Common Shares which may be subject to awards under the Plan shall not exceed 1,000,000 shares. Common Shares issued under the Plan may be authorized but unissued shares or treasury shares. If any Common Shares are subject to an award under the Plan that expires, is cancelled or is forfeited, such Common Shares shall again become available for issuance under the Plan.

      10. ADJUSTMENTS AND REORGANIZATIONS. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, extraordinary dividend, spin-off, split-up, share combination, or other


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change in the corporate structure of the Company affecting the Common Shares, the number and kind of shares that may be delivered under the Plan shall be subject to such equitable adjustment as the Committee, in its sole discretion, may deem appropriate in order to preserve the benefits or potential benefits to be made available under the Plan, and the number and kind and price of shares subject to outstanding Stock Options and the option price and any other terms of outstanding Stock Options or Stock Grants shall be subject to such equitable adjustment as the Committee, in its sole discretion, may deem appropriate in order to prevent dilution or enlargement of outstanding Stock Options or Stock Grants.

      11. TRANSFERABILITY OF AWARDS. No awards under the Plan shall be assignable, alienable, saleable or otherwise transferable other than by will or the laws of descent.

      12. NO RIGHT OF CONTINUED SERVICE. Participation in the Plan does not give any Outside Director the right to be retained as a director of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

      13. GOVERNING LAW. The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Delaware, U.S.A.

      14. SUCCESSORS AND ASSIGNS. The Plan shall be binding on all successors and assigns of an Outside Director, including, without limitation, the estate of such director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the director's creditors.

      15. RIGHTS AS A SHAREHOLDER. An Outside Director shall have no rights as a shareholder of the Company with respect to shares awarded under the Plan or subject to options awarded under the Plan until he or she becomes the holder of record of Common Shares.

      16. AMENDMENT. The Plan and any appendices attached hereto may be amended by action of the Board and the Shareholders of the Company.

      17. GENERAL RESTRICTIONS. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Shares under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and are authorized for listing on any securities exchange on which the Common Shares of the Company are listed. To the extent that the Plan provides for the issuance of Common Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by


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applicable law or the applicable rules of any stock exchange on which the Common
Shares of the Company are listed.


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APPENDIX A - SCHEDULE OF OUTSIDE DIRECTORS' COMPENSATION

(Effective as of the beginning of the Fifth Plan Year in May 2003)

Annual Fees (1):
-   Annual Retainer fee:                                                $ 40,000
-   Annual Committee Chair fee:                                         $  5,000

Meeting Fees (2):
-   Board meeting fee: (for each meeting attended)                      $  1,250
-   Committee meeting fee: (for each meeting attended)                  $  1,250

Annual Automatic Stock Option Grant:                         4,000 stock options

(1) Payable each Plan Year Quarter in Common Shares unless otherwise elected (cash or stock options).

(2)   Payable only in cash as soon as possible after the end of each Plan Year.


AT THE BEGINNING OF THE FIFTH PLAN YEAR IN MAY 2003, ANY ELIGIBLE OUTSIDE DIRECTOR WILL BE ENTITLED TO RECEIVE A ONE-TIME GRANT OF AN AMOUNT OF STOCK OPTIONS EQUAL TO 20% OF THE ANNUAL AUTOMATIC STOCK OPTIONS AND 15% OF THE ELECTIVE STOCK OPTIONS HE OR SHE HAS BEEN GRANTED PRIOR TO MAY 6, 2002.






R/Outside Directors' Compensation Plan/cnh global n.v. ODCP amended and restated 2002/2003


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The Appendices will be named and attached (when received) as follows:

Appendix B - Cash Election Form

Appendix C - Stock Option Election Form

Apendix D - Dutch Tax Deferral Declaration (from Loyens Loeff)


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